Filed Pursuant to Rule 424(b)(3)

Registration No. 333-140240

May 2008 Performance Update

The Frontier Fund Supplement Dated June 10, 2008 to Prospectus Dated May 27, 2008

T H E     F RO N T I E R     F U N D ’ S     G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

May performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2	May 30, 2008 MTD	May 30, 2008 YTD	NAV / Unit

Balanced Series-2	1.36%	9.23%	$122.33
Balanced Series-2a	1.34%	9.12%	$104.18
Campbell/Graham/Tiverton Series-2	2.11%	5.78%	$105.99
Currency Series-2	1.00%	4.93%	$116.47
Long/Short Commodity Series-2	-0.15%	7.43%	$115.15
Winton/Graham Series-2	2.97%	15.41%	$120.45
Winton Series-2	0.96%	9.03%	$129.32
Long Only Commodity Series-2	2.48%	18.86%	$136.73
Managed Futures Index Series-2	0.34%	7.01%	$111.74

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of May 30, 2008. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$5,964,117.61
Unrealized trading gain/(loss)	(4,368,316.68)
Less: commissions	(36,387.06)
Less: FCM fees	(29,926.26)
Foreign currency gain/(loss)	486.01
Interest income	5,969.92

Total Income	1,535,943.54
EXPENSES
Management fees	24,108.33
Incentive fees	854,331.75

Total Expenses	878,440.08
Net Income (Loss)	$657,503.46

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	399,701.32409	$48,238,734.32	120.69
Current month additions	3,130.78083	380,876.56
Current month redemptions	(2,374.05302)	(288,945.74)
Net Income (loss) for current month		657,503.46

Net Asset Value, end of current month	400,458.05190	$48,988,168.60	122.33

Monthly rate of return		1.36%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Balanced Series 2

THE FRONTIER FUND BALANCED SERIES - 2A

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$154,058.95
Unrealized trading gain/(loss)	(113,535.95)
Less: commissions	(937.73)
Less: FCM fees	(767.06)
Foreign currency gain/(loss)	7.96
Interest income	1,354.39

Total Income	40,180.56
EXPENSES
Trading Fee	1,209.98
Management fees	838.81
Incentive fees	21,861.01

Total Expenses	23,909.80
Net Income (Loss)	$16,270.76

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	12,475.55324	$1,282,415.04	102.79
Current month additions	—	—
Current month redemptions	(512.96739)	(52,480.35)
Net Income (loss) for current month		16,270.76

Net Asset Value, end of current month	11,962.58585	$1,246,205.45	104.18

Monthly rate of return			1.34%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Balanced Series 2A

THE FRONTIER FUND CAMPBELL/GRAHAM/TIVERTON SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$57,042.96
Unrealized trading gain/(loss)	102,532.91
Less: commissions	(896.90)
Less: FCM fees	(2,815.68)
Foreign currency gain/(loss)	425.35
Interest income	544.94

Total Income	156,833.58
EXPENSES
Management fees	11,482.32
Incentive fees	20,927.83

Total Expenses	32,410.15
Net Income (Loss)	$124,423.43

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	56,170.13910	$5,830,772.72	103.81
Current month additions	1,566.88582	164,712.14
Current month redemptions	(1,801.61879)	(191,276.93)
Net Income (loss) for current month		124,423.43

Net Asset Value, end of current month	55,935.40613	$5,928,631.36	105.99

Monthly rate of return			2.11%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Campbell / Graham / Tiverton Series 2

THE FRONTIER FUND CURRENCY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$89,069.96
Unrealized trading gain/(loss)	(26,024.57)
Net change in inter-series payables	(47,253.52)
Less: FCM fees	(2,935.99)
Interest income	1,163.24

Total Income	14,019.12
EXPENSES
Management fees	5,283.73
Incentive fees	—

Total Expenses	5,283.73
Net Income (Loss)	$8,735.39

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	7,514.14731	$866,460.42	115.31
Current month additions	86.25993	10,000.00
Current month redemptions	—	—
Net Income (loss) for current month		8,735.39

Net Asset Value, end of current month	7,600.40724	$885,195.81	116.47

Monthly rate of return			1.00%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Currency Series 2

THE FRONTIER FUND WINTON/GRAHAM SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$42,478.75
Unrealized trading gain/(loss)	59,341.86
Less: commissions	(682.65)
Less: FCM fees	(906.18)
Foreign currency gain/(loss)	42.48
Interest income	271.35

Total Income	100,545.61
EXPENSES
Management fees	4,540.60
Incentive fees	23,527.74

Total Expenses	28,068.34
Net Income (Loss)	$72,477.27

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	20,671.09810	$2,417,956.71	116.97
Current month additions	1,084.95288	130,066.75
Current month redemptions	(100.00000)	(12,066.75)
Net Income (loss) for current month		72,477.27

Net Asset Value, end of current month	21,656.05098	$2,608,433.98	120.45

Monthly rate of return			2.97%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Winton / Graham Series 2

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$12,243.41
Unrealized trading gain/(loss)	(2,585.15)
Less: commissions	—
Less: FCM fees	(166.66)
Foreign currency gain/(loss)	—
Interest income	525.21

Total Income	10,016.81
EXPENSES
Management fees	416.50
Incentive fees	—

Total Expenses	416.50
Net Income (Loss)	$9,600.31

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	2,898.37538	$386,712.96	133.42
Current month additions	—	—
Current month redemptions	(29.11822)	(4,000.00)
Net Income (loss) for current month		9,600.31

Net Asset Value, end of current month	2,869.25716	$392,313.27	136.73

Monthly rate of return			2.48%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long Only Commodity Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$899,671.12
Unrealized trading gain/(loss)	(878,094.48)
Less: commissions	(3,814.82)
Less: FCM fees	(1,423.12)
Foreign currency gain/(loss)	—
Interest income	6,612.69

Total Income	22,951.39
EXPENSES
Management fees	11,690.61
Incentive fees	19,381.07

Total Expenses	31,071.68
Net Income (Loss)	$(8,120.29)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	41,391.73803	$4,773,574.25	115.33
Current month additions	1,469.57097	170,221.63
Current month redemptions	(129.23517)	(14,972.62)
Net Income (loss) for current month		(8,120.29)

Net Asset Value, end of current month	42,732.07383	$4,920,702.97	115.15

Monthly rate of return			-0.15%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long/Short Commodity Series 2

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(7,450.58)
Unrealized trading gain/(loss)	9,370.30
Less: commissions	(83.81)
Less: FCM fees	(157.75)
Foreign currency gain/(loss)	(6.94)
Interest income	458.64

Total Income	2,129.86
EXPENSES
Management fees	630.64
Incentive fees	—

Total Expenses	630.64
Net Income (Loss)	$1,499.22

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	3,256.19899	$362,627.79	111.37
Current month additions	211.93262	23,400.00
Current month redemptions	—	—
Net Income (loss) for current month		1,499.22

Net Asset Value, end of current month	3,468.13161	$387,527.01	111.74

Monthly rate of return			0.34%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Managed Futures Index Series 2

THE FRONTIER FUND WINTON SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$51,391.44
Unrealized trading gain/(loss)	53,692.34
Less: commissions	(1,704.91)
Less: FCM fees	(3,483.90)
Foreign currency gain/(loss)	(715.57)
Interest income	2,496.70

Total Income	101,676.10
EXPENSES
Management fees	13,874.11
Incentive fees	(18,453.91)

Total Expenses	(4,579.80)
Net Income (Loss)	$106,255.90

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	86,113.94864	$11,029,593.93	128.08
Current month additions	—	—
Current month redemptions	(139.77063)	(18,000.00)
Net Income (loss) for current month		106,255.90

Net Asset Value, end of current month	85,974.17801	$11,117,849.83	129.32

Monthly rate of return			0.96%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Winton Series 2